Exhibit 5.1

2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	DALLAS
75201-2980	DUBAI
214.953.6500 FAX 214.953.6503 www.bakerbotts.com	HONG KONG HOUSTON LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON
May 14, 2007
MetroPCS Communications, Inc.
8144 Walnut Hill Lane
Suite 800
Dallas, TX 75231-4388
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by MetroPCS Communications, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offer (the “Rescission Offer”) to repurchase outstanding options to purchase 936,546 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), granted to current and former employees of the Company under the Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended (the “1995 Plan”) and the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan (the “2004 Plan” and, together with the 1995 Plan, the “Equity Compensation Plans”), certain legal matters in connection with the Rescission Offer are being passed upon for you by us.
     In our capacity as your counsel in connection with the Rescission Offer, we have examined the Registration Statement, the Equity Compensation Plans and the agreements that accompany such plans, the Certificate of Incorporation and the Bylaws of the Company, in each case as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, certain resolutions of the Board of Directors of the Company relating to the Rescission Offer and related matters, statutes and other instruments and documents as a basis for the opinion hereafter expressed. In giving the opinion set forth below, we have relied on certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     Based upon and subject to the foregoing, we are of the opinion that, if, as and when the Shares have been issued and sold in compliance with applicable offering circular delivery requirements and in accordance with the terms of the Equity Compensation Plans and

MetroPCS Communications, Inc.	2	May 14, 2007
the agreements that accompany such plans, such Shares will be duly and validly issued, fully paid and nonassessable.
     We limit the opinion expressed above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the offering circular forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

SL/MPB